Exhibit 99.2

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for the quarters ended July 2, 2006 and July 3, 2005.  For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	Quarters Ended
	July 2, 2006	July 3, 2005
Ratio of earnings to fixed charges	4.28	3.67